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                                                                     Exhibit 4.2



                          CREDIT AND SECURITY AGREEMENT
                          -----------------------------

         This Credit and Security Agreement dated as of the 13th day of May, 1997, by and between GLAS-CRAFT, INC., an Indiana corporation (hereinafter referred to as "Borrower"), and NBD BANK, N.A., a national banking association (hereinafter referred to as "Bank").

                              W I T N E S S E T H :

         WHEREAS, the Borrower desires to obtain certain financial accommodations from the Bank up to the maximum original aggregate principal amount of Two Million and No/100 Dollars ($2,000,000.00); and

         WHEREAS, the Bank is willing to provide such financial accommodations to the Borrower on the terms and subject to the conditions in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. DEFINITIONS. When used herein, the capitalized terms defined in the recitals above shall have the meanings therein stated and the following capitalized terms shall have the meanings ascribed to them below. Other terms used but not otherwise defined herein shall have the meaning ascribed to such terms by the Uniform Commercial Code in effect in Indiana from time to time and GAAP, as the context may require, unless the context expressly provides otherwise.

         1.1 "ACCOUNT DEBTOR" means the party who is obligated on or under any Receivable or Contract Right.

         1.2 "AGREEMENT" means this Credit and Security Agreement between the Borrower and the Bank including all exhibits hereto and the executed originals thereof, as the same may be amended from time to time.

         1.3 "AMERICAN" means American Chemical Company, a Missouri corporation.

         1.4 "APPLICATION FOR ADVANCE" means that document required by Section
2.1.1 hereof in the form and substance of EXHIBIT 1.4 hereof.

         1.5 "BANKING DAY" means a day which is not (a) Saturday, Sunday or legal holiday on which banking institutions in the State of Indiana or the city in which the office of the Bank is located is authorized to remain closed, or
(b) a day on which the New York Stock Exchange is closed.

         1.6 "BANKRUPTCY CODE" means the Federal Bankruptcy Code of 1978, as amended.

         1.7 "BASIS POINT" means One One-Hundredth of One Percent (0.01%).





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         1.8 "BOARD" means the Board of Governors of the Federal Reserve System.

         1.9 "BOOK VALUE" means the value disclosed in the most recent financial statements required to be furnished to the Bank prepared in accordance with GAAP on a consistent basis.

         1.10 "BORROWING BASE" means an amount equal to the sum of Eighty Percent (80%) of Eligible Receivables, PLUS Fifty Percent (50%) of Eligible Inventory, PLUS Fifteen Percent (15%) of the net book value of Eligible Machinery and Equipment, as disclosed on the most recent Borrowing Base Certificate furnished to the Bank pursuant to the requirements of this Agreement; but the Borrowing Base will not include any assets or properties acquired from American or Raven either prior to or after the closing of the Line of Credit.

         1.11 "BORROWING BASE CERTIFICATE" means the certificate required by
Section 7.2.1 hereof, in the form and substance of EXHIBIT 1.11 hereto.

         1.12 "CERTIFICATE OF NO DEFAULT" means that certificate required by
Section 7.2.5 hereof, in the form and substance of EXHIBIT 1.12 hereto.

         1.13 "CLOSING DATE" means the date upon which the conditions set forth in Section 6 hereof are satisfied and the financial accommodations referenced in this Agreement are consummated.

         1.14 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.15 "COLLATERAL" means all of Borrower's interest in personal property of every kind and nature including all Receivables, Contract Rights, Inventory, Machinery and Equipment, Proprietary Rights, General Intangibles, chattel paper, documents and instruments and shall also include, without limitation, (i) all attachments, accessions and equipment now owned or hereafter affixed to any of the Collateral or used in connection therewith, substitutions and replacements thereof, (ii) all items of Collateral now owned or existing and hereafter acquired, created or arising, and all products and proceeds thereof (including without limitation claims of the Borrower against third parties for loss or damage to or destruction of any Collateral and all insurance proceeds) and any substitution or replacement thereto, (iii) all monies, securities, drafts, notes, items and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, (iv) any and all deposits (general or special), balances, sums, proceeds and credits of the Borrower with, any and all claims of the Borrower against, the Bank, at any time existing, and (v) all labels and other devises, names or marks affixed to or to be affixed to any of the Inventory for purposes of selling or of identifying the same or the seller or manufacturer thereof and all right, title and interest of the Borrower therein and thereto. The Collateral shall also include any property described in any separate schedules at any time or from time to time furnished by the Borrower to the Bank (all of which shall be and hereby are deemed part of this Agreement) and shall also include

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without limitation all other Collateral now or hereafter pledged, assigned, hypothecated or transferred to the Bank.

         1.16 "CONTRACT RIGHTS" means any right of the Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

         1.17 "ELIGIBLE MACHINERY AND EQUIPMENT" means Borrower's Machinery and Equipment which is used in the Borrower's ordinary course of business and in which the Bank has a perfected first priority security interest, including, without limitation, all tools, accessories, parts, machinery, equipment, trucks, tractors, trailers and other rolling stock, furniture, office equipment, leasehold improvements, fixtures, trade fixtures and accessions and accessories thereto currently used in the Borrower's operations.

         1.18 "ELIGIBLE INVENTORY" means Inventory as reflected on the Borrower's financial statements in the form of raw materials suitable for incorporation and utilization in Borrower's manufacturing which is in acceptable quantities, grades and specifications, and finished goods which are not obsolete, are saleable in the ordinary course of Borrower's business and are merchantable, and otherwise in which the Bank as a perfected first priority security interest and which the Bank in its exclusive judgment deems to be Eligible Inventory based on such credit and collateral considerations as the Bank may deem appropriate.

         1.19 "ELIGIBLE RECEIVABLES" means those Receivables which are due and payable within Ninety (90) days from the invoice date (assuming net 30 terms), have been validly assigned to Bank and in which Bank has a first priority security interest and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Receivables will not include the following: (a) Receivables with respect to which the Account Debtor is a shareholder, officer, employee or agent of Borrower, or a corporation more than Five Percent (5%) of the stock of which is owned by any of such persons; (b) Receivables with respect to which the Account Debtor is not a resident of the United States unless supported/confirmed by a Letter of Credit in form or otherwise insured in a manner acceptable to the Bank; (c) Receivables with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Borrower; and (d) any Receivables which may be subject to any claim of reduction, counterclaim, setoff, recoupment or any claims for credits, allowances, or adjustments by the Account Debtor because of returned, inferior or damaged inventory or unsatisfactory services; (e) any Receivables owed by the U.S. Government, or a department or agency thereof, not properly assigned to the Bank; (f) any Receivables not billed or invoiced under usual and customary trade credit terms; (g) any and all Receivables owed by a particular Account Debtor when Fifty Percent (50%) or more of the total Receivables of such Account Debtor are more than Ninety (90) days old from the invoice date; and (h) any Receivables owed by an Account Debtor who does not meet Bank's standards of credit worthiness in Bank's sole credit judgment exercised in good faith.

         1.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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         1.21 "EVENT OF DEFAULT" means the occurrence of any event specified in
Section 9 hereof.

         1.22 "GAAP" means generally accepted accounting principles, in effect from time to time.

         1.23 "GENERAL INTANGIBLES" means all present and future general intangibles (including choses or things in action), goodwill, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer disks, computer software, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims and insurance proceeds, together with all proceeds and products thereof.

         1.24     "GUARANTOR" means Cohesant Technologies Inc.

         1.25 "GUARANTY" means the Unconditional Unlimited Continuing Guaranty dated as of the Closing Date executed and delivered to the Bank by the Guarantor providing for an unlimited guaranty of repayment of the Loans.

         1.26 "INVENTORY" means all goods, merchandise and other personal property of the Borrower, now owned or existing or hereafter acquired, created or arising, which are held for sale or lease or are furnished or to be furnished under a contract of service or supply or are raw materials, work-in-process, finished goods, or materials used or to be used in the Borrower's business.

         1.27 "LINE OF CREDIT" means the discretionary revolving line of credit extended to the Borrower by the Bank, pursuant to the terms and conditions of
Section 2.1 hereof, including all renewals and extensions thereof.

         1.28 "LINE OF CREDIT LOAN" means any advance, and in the plural all advances, made to the Borrower from time to time under the Line of Credit.

         1.29 "LINE OF CREDIT NOTE" means the Demand Revolving Line of Credit Note from the Borrower to the Bank described in Section 2.1.1 hereof, including all renewals and extensions thereof evidencing the Line of Credit Loans.

         1.30 "LOAN DOCUMENTS" means this Agreement, the Note and such other documents, instruments, certificates, statements or other writings contemplated by or delivered or to be delivered in connection with this Agreement.

         1.31 "LOANS" means all Line of Credit Loans, including all renewals, modifications, amendments and extensions thereof.

         1.32 "MACHINERY AND EQUIPMENT" shall mean all tools, accessories, parts, machinery, equipment, trucks, trailers and other rolling stock, furniture, office equipment, leasehold improvements, fixtures, trade fixtures and accessions and accessories thereto wherever situated, and any substitution or replacement of such property.

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         1.33 "NOTE" means the Line of Credit Note, including all renewals and extensions thereof and amendments thereto evidencing the Loans.

         1.34 "PLAN" means an employee pension benefit plan as defined in ERISA.

         1.35 "PRIME RATE" means the fluctuating rate of interest which is publicly announced from time to time by Bank at its principal place of business as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating rate loans.

         1.36 "PROPRIETARY RIGHTS" means all patent rights, patent applications, franchise rights, trademarks, service marks, tradenames, corporate names, copyrights, trade secrets and other proprietary rights and general intangibles necessary to the conduct of the business of the Borrower as it is now conducted, including all reissue applications, registrations, registration applications, and corporate name authorizations applicable thereto.

         1.37 "RAVEN" means Raven Lining Systems, Inc., a Missouri corporation.

         1.38 "RECEIVABLES" means all accounts, account receivables, notes, contract rights, contract receivables, contracts, instruments, documents, and chattel paper, whether secured or unsecured which the Borrower owns or hereafter acquires or in which it has or acquires an interest.

         1.39 "TANGIBLE NET WORTH" means the Borrower's consolidated net worth LESS intangible assets less advances due from affiliates.

         1.40 "TOTAL LIABILITIES" means Borrower's total liabilities.

         1.41 "UCC" means the Uniform Commercial Code as adopted and in force in the State of Indiana from time to time.

         1.42 "UNMATURED EVENT OF DEFAULT" means any event which, if it continues uncured (other than obligations which have not matured), will with lapse of time or notice, or both, constitute an Event of Default.

         1.43 "WORKING CAPITAL" means the Borrower's current assets less current liabilities less the sum of the outstanding principal balance of the Line of Credit.

         SECTION 2.  CREDIT FACILITIES.

         2.1 LINE OF CREDIT. Subject to the further terms and qualifications contained in this Agreement, so long as no Event of Default or Unmatured Event of Default has occurred, the Bank may lend to the Borrower and the Borrower agrees to borrow from the Bank (and to repay to the



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Bank in accordance with the terms hereof) from time to time an aggregate principal sum not to exceed at any time outstanding the lesser of (i) Two Million and No/100 Dollars ($2,000,000.00) or (ii) the Borrowing Base.

                  2.1.1 THE NOTE; METHOD OF BORROWING. The obligation of the Borrower to repay the Line of Credit Loans shall be evidenced by the Line of Credit Note which shall be repayable on the earlier of May 1, 1998 or DEMAND ("Maturity"). As long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until expiration of the Line of Credit, upon acceleration or otherwise, the Borrower may borrow, repay and re-borrow under the Line of Credit Note. Notwithstanding the previous sentence or any other provision of this Agreement, Bank shall not be obligated to lend or re-lend to Borrower at any time under this Line of Credit; each borrowing or re-borrowing which is made under this Line of Credit shall be made at the option of, and in the sole and exclusive discretion of Bank. Without in any way limiting the generality of the foregoing, Bank may, at any time and from time to time, in its sole discretion, change or reduce the percentage of advance rates against Eligible Receivables, Eligible Inventory and Eligible Machinery and Equipment as set forth in the definition and Borrowing Base contained in
                  Section 1 hereof, under the definition of "Borrowing Base". Each Line of Credit Loan which the Bank determines to make to the Borrower will be credited to Borrower's demand deposit account maintained with the Bank, unless the Bank, in its sole discretion, consents otherwise. The Bank, in its sole discretion, shall be entitled to rely on any oral or telephonic communication requesting an advance and/or providing disbursement instructions which shall be received by it in good faith from anyone identifying himself as a person authorized by certified borrowing resolutions delivered from time to time to the Bank or from anyone reasonably believed by the Bank to be an officer or agent of the Borrower otherwise authorized to borrow funds from the Bank on behalf of the Borrower. The Borrower shall, upon the Bank's request, immediately confirm in writing to the Bank any such oral or telephonic communication. All Line of Credit Loans by the Bank and payments by the Borrower shall be recorded by the Bank on its books and records, and said books and records shall be conclusive evidence of the total indebtedness owed under the Line of Credit.

                  2.1.2 INTEREST. The Borrower agrees to pay interest on the unpaid balance of the Line of Credit Note outstanding from time to time from the date thereof until its maturity at a per annum rate equal to the Prime Rate plus Fifty (50) Basis Points and after maturity, whether by acceleration or otherwise, at a per annum rate equal to the Prime Rate plus Three Hundred Fifty (350) Basis Points. These rates shall change from time to time effective concurrently with a change in the Prime Rate. Interest shall be due and payable commencing on June 1, 1997, and on the first day of each month thereafter until maturity of the Line of Credit Note, whether by acceleration or otherwise, and will be computed on the basis of a 360-day year over the actual number of days elapsed. If the Bank has not received accrued but unpaid interest as

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                  of the due date thereof (after any applicable cure period), the Bank shall have the right to disburse to itself the amount of such interest as of the date thereof and to add such amount to the principal balance of the Line of Credit.

                  2.1.3 REIMBURSEMENTS DUE TO PAYMENTS BY THE BANK. Any amounts which the Bank is permitted to pay on behalf of the Borrower pursuant to any of the Loan Documents and which in its sole discretion the Bank elects to pay, plus any other amounts to which the Bank is entitled to reimbursement from the Borrower, shall be invoiced to the Borrower and shall be payable Five
                  (5) days after the date of the invoice. If not paid within such Five (5) days, such amounts shall be charged to the Line of Credit. Thereupon, the available Line of Credit shall be immediately reduced by a corresponding amount. Upon being charged to the Line of Credit, these amounts shall be considered to be principal and shall immediately begin to bear interest at the same rate and shall be payable at the same times as set forth in Section 2.1.2 hereof.

                  2.1.4 APPLICATION OF PAYMENTS. Any payments received from the Borrower with respect to the Line of Credit Loan generally shall be applied in the following order: (i) accrued interest,
                  (ii) the principal balance of the Line of Credit Loan, and
                  (iii) any expenses for which the Bank is entitled to reimbursement pursuant to the terms of this Agreement or any of the Loan Documents.

                  2.1.5 MANDATORY REDUCTIONS. If at any time the aggregate principal outstanding under the Line of Credit exceeds the lesser of Two Million and No/100 Dollars ($2,000,000.00) or the Borrowing Base, either as a result of a decrease in the value of the Borrowing Base or otherwise, the Borrower shall immediately repay to the Bank, without the necessity of notice or demand from the Bank, an amount not less than such excess.

                  2.1.6 COLLECTION AND APPLICATION OF RECEIVABLES. After the occurrence of an Event of Default, the Bank or its designee may notify customers or Account Debtors at any time, and from time to time, that the Receivables have been assigned to the Bank and of the Bank's security interests therein, and may collect them directly and charge the collection costs and expenses to the Line of Credit.


         SECTION 3.  COMMITMENT FEE AND EXPENSES.

         3.1 COMMITMENT FEES. The Borrower shall pay a commitment fee relating to the Loans equal to Ten Thousand and No/100 Dollars ($10,000.00), the prior receipt of which is acknowledged by the Bank. Such commitment fee was earned upon the execution of the Bank's commitment letter dated April 22, 1997 by the Borrower and the Guarantor and the Borrower shall not be entitled to any refund, in whole or in part, of such fees for any reason.



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         3.2  EXPENSES. The Borrower shall pay all out-of-pocket expenses associated with the preparation and negotiation of the Loan Documents and the closing of the Loans, including without limitation, UCC search fees, filing fees, recording fees, attorneys' fees (which attorneys' fees reimbursement amount not to exceed Four Thousand and No/100 Dollars ($4,000.00) assuming normal and customary closing preparation and further provided that such estimate shall not be exceeded without prior written notice to Borrower), title search fees and disbursements made by or for the benefit of the Bank with respect to the Loans.

         SECTION 4. GRANT OF SECURITY INTEREST. In consideration of one or more loans, advances, or other financial accommodations at any time before, at or after the date hereof made or extended by the Bank (at the sole discretion of the Bank in each instance) to or for the account of the Borrower, including without limitation this Agreement and the Note, the Borrower hereby grants and transfers to the Bank a continuing security interest in and a right of setoff against, and the Borrower hereby assigns to the Bank, the Collateral, whether currently owned or hereafter acquired, to secure the payment, performance and observance of all indebtedness, obligations, liabilities, guaranties and agreements of any kind of the Borrower to the Bank, now existing or hereafter arising, direct or indirect (including without limitation any participation or interest of the Bank in obligations of the Borrower to another), acquired outright, conditionally or as collateral security from another, absolute or contingent, joint or several, secured or unsecured, due or not, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, and of all agreements, documents and instruments evidencing any of the foregoing or under which any of the foregoing may have been issued, created, assumed or guaranteed, including without limitation the Note.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. To induce the Bank to make the Loans requested by the Borrower, and to provide the financial accommodations to the Borrower contemplated by this Agreement, the Borrower represents and warrants, upon which the Bank is entitled to rely and is relying in entering into this Agreement, that:

         5.1 EXISTENCE AND POWER OF CORPORATION. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Indiana and is duly licensed or qualified to transact business in all places where the character of its properties or the nature of its activities make such licensing or qualification necessary. The Borrower has full corporate power and legal right to carry on its business as now conducted, to own its property, to execute and deliver this Agreement and the other Loan Documents, to borrow hereunder and to perform and otherwise consummate the obligations contemplated hereby and by the other Loan Documents.

         5.2 CORPORATE AUTHORITY. The making and performance by the Borrower of this Agreement, the Note, the Loans hereunder, and all other Loan Documents imposing obligations on the Borrower, have been duly authorized by all requisite corporate action of the Borrower and will not (i) violate or conflict with any provisions of law or regulation or of any order, injunction, decree or writ of any court or agency of government or of any provision of its Articles of Incorporation or By-Laws, (ii) result in the breach or violation of, or constitute or result in, or with the passage of

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



time or the giving of notice would result in, a default or require any consent under, any indenture, lease, instrument, arrangement, understanding or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected or (iii) result in or require the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance upon or with respect to any property now owned or hereafter acquired by the Borrower, except as provided herein. This Agreement, the Note and the other Loan Documents when duly executed and delivered, will constitute the valid, legal and binding obligations of the Borrower, enforceable in accordance with their respective terms.

         5.3 FINANCIAL CONDITION. The Borrower has no contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments outside the ordinary course of business or material unrealized or anticipated losses from any unfavorable commitments which are material with respect to the financial condition, affairs, prospects or business of the Borrower except as reflected or provided for in such financial statements. The financial statements of Borrower contain no material misstatement and omit no material fact necessary to make such financial statements not misleading; nor, at this time is Borrower aware of any event which would have a material adverse impact on the financial condition of Borrower.

         5.4 LITIGATION. There are no suits, investigations, or proceedings (whether administrative, bankruptcy or otherwise) pending or threatened against or affecting the Borrower.

         5.5 APPROVALS. No approvals, licenses, authorizations, consents, filings, permits or registrations from or with any governmental authority, department or agency are required for the making and performance by the Borrower of this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby. All approvals, licenses, authorizations, consents and permits, if any, required by federal, state or local law, statute, ordinance, rule or regulation for the conduct of Borrower's business have been obtained, are valid and are in full force and effect with no protests, or threats thereof, to the issuance or validity of any thereof having been filed with any governmental office or having been received by the Borrower.

         5.6 TAXES. The Borrower has filed all tax returns which the Borrower was required to file as of the date hereof in all jurisdictions, whether federal, state or local, and has paid all taxes that are due and payable, including interest and penalties, if any.

         5.7 LIENS. Other than as disclosed on EXHIBIT 5.7 hereto, as of the Closing Date the Borrower will be the lawful owner, free and clear of all liens and encumbrances, of all property in which it will grant a security interest to the Bank in accordance with Section 4 hereof, there will be no financing statements or lien instruments covering all or any portion of said property which have been executed, recorded or filed, except those in favor of the Bank, and the security interests granted to the Bank herein and pursuant to the provisions hereof will be valid, perfected, and of first priority.

         5.8 FULL DISCLOSURE. Any financial statements or projections delivered to the Bank by Borrower do not nor do this Agreement and the Loan Documents made or furnished by the Borrower to the Bank in connection with the financial accommodations contemplated by this Agreement,


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


contain any untrue statement of a material fact or omit to state any facts necessary to make such statements not misleading in light of the circumstances in which they are made.

         5.9 REGULATION U. The Borrower is not engaged principally, nor as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board. The proceeds of the Loans made pursuant to this Agreement will be used by the Borrower only for the purposes set forth Section
5.13 of this Agreement.

         5.10 EMPLOYEE BENEFIT PLANS. Each Plan maintained by the Borrower is described in EXHIBIT 5.10 to this Agreement is in compliance with ERISA, the Code and all applicable rules and regulations adopted by regulatory authorities pursuant thereto. The Borrower has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. Each Plan described in
EXHIBIT 5.10 is an individual account plan as defined in Section 3(34) of ERISA and, as such, is not subject to the minimum funding rules of ERISA or the jurisdiction of the Pension Benefit Guaranty Corporation.

         5.11 INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.12 NATURE OF BUSINESS AND ASSETS. The Borrower is a manufacturer and assembler of spraying equipment. The Borrower owns no interest in any other corporation, partnership, joint venture or other business enterprise, except for a one-third (1/3) ownership in RTM Systems, Inc. The location of Borrower's principal office, other business locations and all of the Borrower's material tangible assets and records (including without limitation, the Inventory) is listed in EXHIBIT 5.12 hereto. In the event that any Collateral will be attached to real estate, the description of such real estate and the known owner of record of such real estate shall be furnished to the Bank and appended to this Agreement as EXHIBIT 5.12-A. If any of the Collateral is attached to such real estate prior to the perfection of the security interests granted herein, the Borrower will, on demand, furnish the Bank with a subordination, disclaimer or disclaimers, executed by all persons having an interest in such real estate. The Borrower has no subsidiaries, wholly-owned or otherwise, or affiliates other than principal shareholders, officers and directors. The Borrower uses no names (fictitious or otherwise), other than its own in the operation and conduct of its business. The Borrower has no subsidiaries, wholly owned or otherwise. The Borrower is not in violation of any law, regulation, order, injunction, decree or writ relating to or affecting the Borrower, its business, or the conduct thereof, including without limitation, laws relating to securities, health and safety of employees, environment and pollution control, pricing, sales and distribution of products and exporting of goods and materials, collective bargaining rights, equal opportunity in employment and advancement, political contributions or improper payments the result of which would have a material adverse effect. The Borrower is not in material default under any indenture, lease, instrument or other agreement to which the Borrower is a party or by which it is bound.


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         5.13  USE OF PROCEEDS. The proceeds of the Note will be used by the
Borrower for the following purposes: (i) general corporate and working capital purposes of Borrower; (ii) to extend a revolving line of credit to Guarantor in an amount not to exceed Three Hundred Thousand and No/100 Dollars ($300,000.00); and (iii) to extend a loan to Guarantor to allow Guarantor to fully repay the existing indebtedness of Guarantor in the approximate amount of Seven Hundred Seventy Thousand and No/100 Dollars ($770,000.00) to Bank One, Indiana, NA.

         SECTION 6. CLOSING; SECURITY AND CONDITIONS OF LENDING. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Krieg DeVault Alexander & Capehart in Indianapolis, Indiana or at such other location as the Bank and the Borrower may mutually agree upon. As conditions precedent to the advancement of any funds pursuant to this Agreement, the following matters shall have been completed to the Bank's satisfaction and the Bank shall have received from the Borrower and the Borrower agrees to furnish or cause to be furnished to the Bank the following in form and content satisfactory to the Bank:

         6.1 THE NOTE AND AGREEMENT. The Note and this Agreement, each signed by duly authorized officers of the Borrower.

         6.2 APPLICATION FOR ADVANCE AND BORROWING BASE CERTIFICATE. A Borrowing Base Certificate, fully completed and executed by duly authorized officers of the Borrower.

         6.3 PAYOFF AND RELEASE AGREEMENT. A Payoff and Release Agreement executed by duly authorized officers of the Borrower and Bank One, Indiana, NA.

         6.4 GUARANTY. A Guaranty executed by the Guarantor granting to the Bank an unconditional unlimited continuing guaranty to repay the debt of Borrower to the Bank, as well as any and all obligations and liabilities of the Borrower to the Bank.

         6.5 SECURITY AGREEMENT. A Security Agreement executed by Guarantor securing Guarantor's obligations under the Guaranty to the Bank.

         6.6 OFFICER'S CERTIFICATES. Officers' certificates with respect to the Articles of Incorporation (or Certificate of Incorporation, where appropriate), By-Laws, resolutions and incumbency of Borrower and Guarantor, in form and substance acceptable to the Bank.

         6.7 CERTIFICATE OF EXISTENCE OF BORROWER. A certificate of existence issued by the Secretary of State of Indiana certifying that Borrower is a corporation existing under the laws of the State of Indiana.

         6.8 CERTIFICATE OF GOOD STANDING OF GUARANTOR. A certificate of good standing issued by the Secretary of State of Delaware certifying Guarantor is a corporation existing under the laws of the State of Delaware.

         6.9 EVIDENCE OF INSURANCE. Certified copies of insurance policies evidencing insurance coverage as required to be maintained under Loan Documents by the Borrower and the Guarantor and Lender's Loss Payee Endorsements in form acceptable to the Bank, assigning the proceeds of such policies to the Bank to secure repayment of the Loans, as well as any and all other obligations and liabilities of the Borrower to the Bank.

         6.10 OPINION OF COUNSEL. An opinion of counsel to Borrower and Guarantor in form and substance acceptable to the Bank.

         6.11 COLLATERAL ASSIGNMENT AND PLEDGE AGREEMENT. A Collateral Assignment of Pledge Agreement executed by the Guarantor and Bank collaterally assigning Guarantor's interest in the Promissory Note in the amount of Four Million and No/100 Dollars ($4,000,000.00) dated as of April 11, 1997, made by American in favor of Guarantor, that certain Security Agreement dated as of April 11, 1997, executed by American, that certain Unconditional Unlimited Continuing Guaranty dated as of even date herewith by Raven in favor of Guarantor, that certain Security Agreement dated as of even date herewith executed by Raven, and all other documents evidencing or securing the indebtedness of American to Guarantor.

         6.12 COPIES OF AMERICAN AND RAVEN DOCUMENTS. The original copies of all credit and collateral documents executed by American and Raven associated with the credit facilities extended to American by Guarantor, including, without limitation, the original promissory note executed by American for the benefit of Guarantor duly endorsed to the Bank.

         6.13 FINANCING STATEMENTS. UCC-1 Financing Statements, in form and substance acceptable to Bank, to be filed in the Indiana Secretary of State's Office, Uniform Commercial Code Division, the Marion County, Indiana, Recorder's Office, and the Ohio Secretary of State's office.

         6.14 COMMITMENT FEE. Payment of the commitment fee and other reimbursable expenses to the Bank pursuant to Section 3 hereof.

         6.15 ASSIGNMENT OF LIFE INSURANCE AS COLLATERAL. Assignment of Life Insurance as Collateral, in form and substance acceptable to Bank, and a copy of the life insurance policy insuring the life of Dwight D. Goodman in an amount not less than One Million and No/100 Dollars ($1,000,000.00).

         6.16 FINANCIAL STATEMENTS. Certain financial statements of Borrower, Guarantor, American and Raven as requested in advance by the Bank.

         6.17 TITLES. The original titles to all Machinery and Equipment, the ownership of which is evidenced by a Certificate of Title, if any, to permit Bank to reflect its lien thereon.

         6.18 SUBSEQUENT ADVANCES. At the time of each advance under the Line of Credit, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties contained in this Agreement, including without limitation those in

Section 5 hereof, shall be true and correct as of the date of the advance except as previously disclosed in writing to the Bank.

         6.19 EXTENSION ON EMPLOYMENT CONTRACT. Evidence reasonably satisfactory to the Bank that the Borrower has extended the employment contract of Dwight D. Goodman at least through May 1, 1998.

         6.20 OTHER INFORMATION. Such other certificates, statements, documents and information as the Bank may reasonably request in connection with this Agreement.

         SECTION 7. AFFIRMATIVE COVENANTS. Unless the Bank otherwise consents in writing and until payment in full of the Loans and fulfillment of all other obligations and liabilities of the Borrower to the Bank, the Borrower agrees as follows:

         7.1 PAYMENT OF LOANS. The Borrower agrees to repay the Loans in accordance with the terms and conditions of this Agreement and the Note.

         7.2 FINANCIAL STATEMENTS. The Borrower agrees that it shall furnish to the Bank:

                  7.2.1  As soon as available and in no event later than Twenty
                  (20) days after the close of each monthly period of each fiscal year, a Receivables aging schedule and a Borrowing Base Certificate, each as of the end of such period and certified as accurate by the Borrower's duly authorized representative.

                  7.2.2  As soon as available and in no event later than Twenty
                  (20) days after the close of each monthly period of each fiscal year, an internally prepared balance sheet and a statement of income, expenses and retained earnings compiled as of the end of such period and on a year to date basis prepared in accordance with GAAP and certified as accurate by the Borrower's duly authorized representative, and with such other financial information as the Bank may reasonably request from time to time.

                  7.2.3  As soon as available and in no event later than Ninety
                  (90) days following the close of each fiscal year of the Borrower, the following: (a) consolidated financial statements of Guarantor prepared on a consistent basis, in accordance with GAAP and audited by independent certified public accountants acceptable to the Bank; and (b) supplemental, consolidating balance sheets, income statements and retained earnings for the most recent period of Guarantor and each of Guarantor's subsidiaries.

                           The supplemental consolidating data will be subjected
                  to auditing procedures performed by the independent public accountants in connection with their audit of the consolidated financial statements of Guarantor. The independent public accountants preparing such financial information will not be engaged by Guarantor or Borrower to express a separate opinion associated with the financial statements of each subsidiary of Guarantor.

                  7.2.4 At the time of submission of each of the financial statements requested by this Section 7.2, a Certificate of No Default in the form of EXHIBIT 1.12 hereto, dated as of the date of submission.

                  7.2.5 Such other information as the Bank may reasonably request from time to time.

         7.3 ADVERSE CHANGES AND LITIGATION. The Borrower shall give notice in writing to the Bank of (a) the occurrence of any Event of Default or Unmatured Event of Default or of any other change or occurrence which could have a material adverse effect on its financial condition or business, promptly but not later than Ten (10) calendar days after occurrence; (b) all litigation or any threat thereof and all proceedings and investigations or any threat thereof before or by any governmental or regulatory agencies affecting the Borrower, any of which, if adversely determined, may have a material adverse effect on the financial condition or business of the Borrower, promptly but not later than Five (5) days of service of process or other notification or threat of such litigation and/or proceedings; and (c) the actual knowledge of the occurrence of any facts which would cause the representations and warranties set forth in
Section 5 hereof to become untrue or materially misleading.

         7.4 INSURANCE. The Borrower shall keep adequately insured in appropriate amounts (but not less than the aggregate of the principal balance plus accrued interest thereon outstanding from time to time under the Note and under the Agreement, and, in any event, not less than REPLACEMENT VALUE of the Collateral and in amounts sufficient to prevent the Borrower or the Bank from becoming a co-insurer of any loss by financially sound and reputable insurers) all property of a character usually insured by entities engaged in the same or similar business, similarly situated, against loss or damage by fire, extended coverage perils and business interruption, as well as such other risks and liabilities customarily insured against by such businesses, and shall furnish evidence thereof to the Bank. Each policy in respect to the insurance required by this Section 7.4 shall (a) bear a first lien holder endorsement in favor of the Bank and in form and in substance satisfactory to the Bank in its sole discretion, providing that any loss thereunder involving the Collateral or the insured property shall be made payable to the Bank and the Borrower, as their interests may appear, notwithstanding any failure by the Borrower to pay any premium, fee of other amount with respect to such policy, and (b) contain agreements by the insurer that it shall give to the Bank at least Thirty (30) days prior written notice of cancellation and that any loss thereunder in respect of the property shall be payable notwithstanding any occupation or use for purposes more hazardous than permitted by the terms of such policy, any breach of any warranty, representation or covenant contained in such policy, any act or neglect of the Borrower, or any foreclosure or other proceedings or notice of sale or of any change in title or ownership. Within Thirty (30) days after written notice from Bank, Borrower shall obtain such additional insurance as Bank may request.

         7.5 DEBTS AND TAXES. The Borrower shall pay and discharge all current obligations in a manner consistent with commercially reasonable practice, including without limitation, trade accounts payable and all taxes, assessments, and governmental charges and levies imposed upon it or upon its income or profits or upon any of its property prior to the date on which penalties attach; provided, however, the Borrower shall not be required to pay any such obligation, tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings if a reserve is maintained with respect thereto in accordance with GAAP and in amounts reasonably deemed adequate by Bank.

         7.6 EXISTENCE. The Borrower shall preserve and maintain its corporate existence and good standing as well as all of its rights, privileges, permits and licenses; shall conduct its business in an orderly and efficient manner; and shall comply with all material requirements of applicable laws, statutes, ordinances, rules and regulations.

         7.7 ACCESS TO BOOKS AND INSPECTION. The Borrower shall keep proper books of record and account for itself and shall give any representative of the Bank access to, and permit him to examine, copy or make extracts from, any and all of its books, records and documents, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers and with the certified public accountant reviewing the financial statements referred to in Section 7.2 hereof, all at such times and as often as may reasonably be requested.

         7.8 COMPLIANCE WITH ERISA. The Borrower shall at all times meet the minimum funding and reporting requirements of ERISA with respect to any Plan of the Borrower which is covered by ERISA, and shall deliver or cause to be delivered to the Bank such information concerning the Borrower's compliance therewith as the Bank may reasonably request. Immediately upon becoming aware of the occurrence of any (a) "reportable event" (as such term is defined in Section 4043 of ERISA), or (b) "prohibited transaction" (as such term is defined in Section 406 or described in Section 3003(a) of ERISA) in connection with any such Plan, the Borrower shall give written notice to the Bank specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and when known, any action taken by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto.

         7.9 REIMBURSEMENT OF EXPENSES AND INDEMNIFICATION. The Borrower shall reimburse the Bank for all costs and expenses, including reasonable attorneys' fees, incurred by the Bank in the collection of the Loans as well as all other obligations and liabilities of the Borrower to the Bank as a result of the occurrence of an Event of Default hereunder or in the pursuit of any remedy of the Bank available to it under or pursuant to this Agreement or any of the other Loan Documents. The Borrower shall not, however, be responsible for payment of the costs and expenses relating to the Bank's field examination of the Borrower's books and records. The Borrower shall at all times protect, indemnify, defend and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and liabilities, damages, costs, interest, charges, filing fees and taxes, expenses relating to title, stamp, mortgage or other taxes and liabilities for delays in paying them, counsel fees and disbursements and other expenses and penalties of which the Bank may at any time sustain or incur by reason of or in consequence of or arising out of the execution and delivery of, the consummation of the transactions contemplated by, or the amendment or modification of, or any waiver or consent under or in respect of the Agreement or any of the Loan Documents including without limitation the Note. The provisions of this Section 7.9 shall survive the payment of the Note and the termination of the Agreement.

         7.10 GRANT OF SECURITY INTERESTS. Except with respect to the liens permitted in Section 5.7 hereof, the Borrower has granted to the Bank a first priority security interest in and to the Collateral in which the Borrower has an interest, pursuant to and under the terms of this Agreement, wheresoever located, whether now owned or existing or hereafter acquired or arising, and all proceeds thereof, which security interests shall continue in full force and effect until all indebtedness, obligations and liabilities of the Borrower to the Bank (whether arising out of the Agreement or any other Loan Documents or otherwise and also including without limitation all future advances) shall have been fully satisfied. The Borrower will take any and all steps requested by the Bank to perfect, maintain and protect the Bank's security interest in any and all such assets.

         7.11 SECURITIES FILINGS OF GUARANTOR. The Borrower shall cause the Guarantor to submit to the Bank all financial reports and other materials filed with the Securities Exchange Commission or any other similar governmental entity for distribution to the shareholders of the Guarantor.

         7.12 FINANCIAL COVENANTS. During the term of this Agreement and while any portion of the Loans or the other obligations of the Borrower are outstanding, the Borrower shall comply with the following financial covenants:

                  7.12.1 WORKING CAPITAL. Maintain minimum Working Capital at all times of not less than One Million and No/100 Dollars ($1,000,000.00).

                  7.12.2 RATIO OF TOTAL LIABILITIES TO TANGIBLE NET WORTH. Maintain a ratio of Total Liabilities to Tangible Net Worth at all times in an amount not to exceed 1.20:1.00.

         7.13 DEPOSITORY RELATIONSHIP. The Bank will be the principal depository in which substantially all of the Borrower's funds are deposited, and the principal bank account of the Borrower, as long as this Agreement is in effect and the Loans are outstanding. Borrower will grant the Bank the first and last opportunity to provide corporate banking services required by the Borrower, including, without limitation, payroll and cash management.

         7.14 LIMITATION ON COLLATERAL. Borrower shall submit from time to time upon request of the Bank such evidence as the Bank may reasonably request that neither American nor Raven own nor have either of them owned any Collateral included within the Borrowing Base while any indebtedness is outstanding under the Line of Credit.

         7.15 FURTHER ASSURANCES. The Borrower shall, at its cost and expense, upon reasonable request of the Bank, duly execute and deliver, or cause to be duly executed and delivered to the Bank, such further instruments and to do and cause to be done such further acts as may be necessary or proper in the opinion of the Bank to carry out more effectually the provisions and purposes of this Agreement.

         SECTION 8. NEGATIVE COVENANTS. Unless the Bank otherwise consents in writing, until payment or performance in full of the Note and all other obligations and liabilities of the Borrower to the Bank, the Borrower agrees as follows:

         8.1 LIENS. The Borrower shall not mortgage or otherwise encumber any of its assets to anyone other than the Bank without the Bank's prior written consent except:

                  8.1.1  Those liens required by this Agreement;

                  8.1.2 Liens, pledges or deposits for workmen's compensation, unemployment insurance, old age benefits or social security obligations, statutory obligations or other similar charges, liens for current taxes or assessments not yet due or which are payable without penalty or the validity of which is being contested in good faith and by appropriate proceedings upon stay of execution of the requirement thereof and a reserve is maintained with respect thereto in accordance with GAAP and in amounts deemed reasonably adequate by the Bank, or deposits required to be made in the ordinary course of business;

                  8.1.3 The pledge of assets for the purpose of securing an appeal or stay or discharge in the course of any legal proceeding, or liens for judgments or awards in respect of which the Borrower shall be prosecuting an appeal or proceeding for review in good faith so long as execution is not levied thereunder and provided that an adequate reserve in accordance with GAAP for the payment of such judgments or awards is maintained; or

                  8.1.4 Purchase money security interests granted to secure not more than seventy-five percent (75%) of the purchase price of assets acquired by the Borrower; or

                  8.1.5  Those liens described on attached EXHIBIT 5.7.

         8.2 SALE OF ASSETS; CONSOLIDATION; MERGER; DIVIDENDS; CAPITAL STRUCTURE. The Borrower shall not:

                  8.2.1 Make any material change in the nature of its business, or sell, lease, transfer, exchange, or otherwise dispose of all or a substantial part of its properties and/or assets to any person, firm, corporation or other entity except for sales of assets in the ordinary course of business; or

                  8.2.2 Consolidate with, merge into, acquire or otherwise combine with any other corporation or other business entity or division; or

                  8.2.3 Declare or pay any dividend or distributions (including stock dividends) on its capital stock; or

                  8.2.4 Alter or amend its capital stock or sell or issue new stock, or purchase, redeem or otherwise acquire for value any of its outstanding capital stock.

         8.3 LOANS AND INVESTMENTS. The Borrower shall not make or permit to exist any loans or advances to or investments in any person, firm, corporation or other entity except:

                  8.3.1 an advance to Guarantor in an amount not to exceed Seven Hundred Seventy Thousand and No/100 Dollars ($770,000.00) (unless the Bank agrees to a greater amount in writing) for purposes of allowing Guarantor to repay existing indebtedness to Bank One, Indiana, NA;

                  8.3.2 a revolving loan to Guarantor in an amount not to exceed Three Hundred Thousand and No/100 Dollars ($300,000.00), which shall be used by Guarantor to finance the working capital needs of American either directly or by the purchase of the capital stock of Raven.

                  8.3.3 Investments in direct obligations of the United States Government maturing within one year of acquisition thereof;

                  8.3.4 Investments in certificates of deposit or savings accounts of a bank (other than the Bank), with a maturity of no more than one year and in amounts of not more than $100,000 in any such bank, and with respect to the Bank, with any maturity and in any amounts;

                  8.3.5 Investments in money market funds, commercial paper of corporations rated A-1 by Standard and Poor's Corporation or P-1 by Moody's Investors Service, Inc. or of any affiliate of the Bank, and in obligations insured directly or indirectly by the government of the United States; or

                  8.3.6  Deferred payments by customers of the Borrower.

                  8.3.7 Intercompany transfers to Guarantor in the annual aggregate amount of not greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) provided Borrower provides to Bank supporting invoices and other documentation relating the expenses of Guarantor to be paid with such advances.

         8.4  FISCAL YEAR.  The Borrower shall not change its fiscal year.

         8.5 MANAGEMENT. The Borrower shall not permit any material change in its day-to-day executive management personnel to occur or to allow any material change in the equity ownership of the Borrower.

         8.6 INDEBTEDNESS. The Borrower shall not become liable, directly or indirectly, as guarantor or otherwise for any obligation except for the endorsement of commercial paper for deposit or collection in the ordinary course of business; further, Borrower will not incur, create, assume or permit to exist any indebtedness except: (a) the Loans; (b) existing indebtedness as shown on the Borrower's current financial statements to be permitted to exist after the Closing; and (c) trade indebtedness incurred in the ordinary course of business; and (d) purchase money financings as contemplated in Section 8.1.4 hereof.

         SECTION 9. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall be deemed a default of this Agreement:

         9.1 DEFAULT IN PAYMENT. The Borrower shall fail to pay any part or all of the principal or interest required by this Agreement and the Note within five (5) days after becoming due and payable.

         9.2 INSOLVENCY; JUDGMENTS. Any proceedings shall be commenced in a court of competent jurisdiction by or against the Borrower seeking an order (i) for relief under the Bankruptcy Code or establishing the insolvency of the Borrower, (ii) appointing a trustee, receiver or other custodian of the Borrower or of any substantial part of Borrower's property, or (iii) approving or effecting an arrangement for the liquidation, dissolution, winding up or reorganization of the Borrower pursuant to the Bankruptcy Code, or any other law for the relief of debtors, or seeking judicial modification or alteration of the rights of the Bank hereunder or under the Note; and any such proceedings described in clauses (i), (ii), or (iii) shall not be dismissed, any such receiver, trustee or other custodian shall not be discharged, or jurisdiction of the court shall not be relinquished or vacated or stayed on appeal or otherwise within Thirty (30) days from commencement of any such proceedings or the Borrower shall (iv) file any petition, commence any proceedings or take or consent to any other action seeking any such judicial order described in clauses (i), (ii) or (iii) preceding, or (v) make an assignment for the benefit of its creditors, or (vi) become insolvent, or admit in writing the inability to pay its debts and obligations, as they become due, or (vii) have failed within, Thirty (30) days to pay or otherwise discharge any one or more judgments or attachments against it exceeding Ten Thousand and No/100 Dollars ($10,000.00) in the aggregate, except those that are being contested in good faith and enforcement or execution of which has been stayed and for which adequate reservation accordance with GAAP for the payment thereof are maintained.

         9.3 MISREPRESENTATION. Any representation or warranty made by the Borrower in this Agreement or in any financial statements, instruments, agreements, certificates or reports furnished to the Bank in connection herewith proves to be untrue or misleading in any material respect as of the date it is made or deemed to have been made.

         9.4 OTHER DEFAULTS. The Borrower shall default in the performance of any covenant, obligation or agreement contained herein or in any of the other Loan Documents, which default, other than the defaults set forth in Section 9.1 hereof or violation of the negative covenants set forth in Section 8 hereof, if subject to cure, shall remain uncured for Thirty (30) days after the occurrence thereof.

         9.5 DEFAULT OF OTHER OBLIGATIONS. The Borrower shall fail to pay any material indebtedness to or perform any other obligation under any material agreement to any other firm, party or person, and such failure shall continue beyond any applicable grace period and result in the acceleration of such indebtedness or obligation or the Borrower shall suffer to exist beyond any applicable grace period any other event of default under any material agreement binding upon the Borrower unless such event of default has been waived in writing by the appropriate party or parties to such agreement.

         9.6 ADVERSITY OF GUARANTOR. The bankruptcy of the Guarantor, the revocation of the repayment and performance guaranty by the Guarantor or the occurrence of any other event adversely affecting the financial capabilities of the Guarantor.

         9.7 ADVERSE CHANGES. Any material adverse change in the Borrower's business, financial condition or management, as determined by the Bank its sole and exclusive discretion.

         9.8 LOSS OF COLLATERAL. The loss, theft, substantial damage to or destruction of any Collateral for which there is either no insurance coverage or for which, in the sole and exclusive opinion of the Bank, there is insufficient coverage, or the making or filing of any lien, except permitted liens, levy, or execution on, or seizure, attachment or garnishment of, any Collateral.

         9.9 INSECURITY. The Bank at any time and for any reason shall believe in good faith that the prospect of repayment of the Loans or any part thereof and the Borrower's compliance with the terms of the Loan Documents is or will be impaired.

         9.10 INVALIDITY OF LOAN DOCUMENTS. Any material provision of any of the Loan Documents shall at any time and for any reason cease to be valid and binding upon the Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or proceedings shall be commenced by any governmental agency or authority having jurisdiction over the Borrower seeking to establish the invalidity or unenforceability thereof, or the Borrower shall improperly deny that it has any or further liability or obligation under this Agreement or the Loan Documents.

         SECTION 10. RIGHTS ON DEFAULT. Upon the occurrence of an Event of Default and at any time thereafter (said Event of Default not having previously been cured), the Bank shall have the remedies of a secured party under the Uniform Commercial Code as amended and in effect in Indiana from time to time. In its sole discretion, Bank may, after an Event of Default has occurred, in its name or the Borrower's or otherwise, (i) notify any Account Debtor or obligor of any Receivable, contract, document, instrument, chattel paper or general intangible included in the Collateral to make payment directly to the Bank at such address as the Bank may direct, (ii) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or in exchange for, or make any compromise or settlement deemed desirable by the Bank with respect to, any Collateral, and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any Collateral or obligations of the Borrower to the Bank, all without notice to or consent by the Borrower and without otherwise discharging or affecting the Collateral or the security interest granted herein, and/or (iii) pay any amount or do any act required of the Borrower hereunder and which the Borrower fails to do or pay, with any such payment being deemed an advance by the Bank to the Borrower payable on demand together with the interest at the highest rate then payable on the Note. Upon the occurrence of an Event of Default, the Borrower at its expense shall make the Collateral, and any documentation relating thereto, available to the Bank at a place and time designated by the Bank which is reasonably convenient to the Borrower. The Bank may at any time and from time to time, with or without judicial process or the aid and the assistance of others enter upon any premises in which or on which any Collateral may be located, and without resistance or interference by the Borrower's or any person acting for, and on behalf of, or under the rights of the Borrower, take possession of the Collateral and/or dispose of any Collateral on any such premises, and/or remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof (and if any of the Collateral consists of motor vehicles the Bank may use the Borrower's license plates), and/or sell, resell, lease, assign and deliver, grant options for or otherwise dispose of any Collateral in its then condition or following any commercially reasonable preparation or processing, at public or private sale or proceedings or otherwise, by one or more contracts, in one or more parcel or lots, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit, and upon such terms, at such places and times and to such persons as the Bank in its discretion deems best, all without demand, notice or advertisement whatsoever, except as may be required by law. If any Collateral is sold by the Bank upon credit or for future delivery, the Bank shall not be liable for the failure of the purchaser to pay for any such Collateral and in such event the Bank may resell such Collateral. If any notification of disposition of all or any portion of the Collateral is required by law, such notification shall be deemed reasonably and properly given if mailed as provided in Section 13.11 of this Agreement at least Five (5) business days prior to such disposition, postage prepaid, to the Borrower at its latest address appearing on the records of the Bank. Borrower agrees that it shall not be entitled to relief from valuation and appraisement laws, and Borrower waives any and all rights thereto. Any cash proceeds of any disposition of the Collateral actually received by the Bank may be applied by the Bank to the payment of the expenses of retaking, holding, preparing for sale and selling, which shall include reasonable attorneys' fees and legal expenses and disbursements and any balance of such proceeds shall be applied by the Bank toward the payment of the obligations to the Bank. The surplus, if any, shall be paid to the Borrower, subject to any duty of the Bank imposed by law to the holder of any subordinate security interest in the Collateral known to the Bank. The Bank shall have a duty to account to Borrower only if a surplus remains after liquidation of the Collateral and application of the proceeds thereof as described above and as provided in the Uniform Commercial Code as it is in effect from time to time in Indiana. The Bank may appropriate, set off and apply to the payment of the obligations, any Collateral in, or coming into, the possession of the Bank or any of its affiliates or agents, without notice to the Borrower and in such manner as the Bank may in its discretion determine.

         SECTION 11. SET OFF. If any Event of Default occurs hereunder, any indebtedness from the Bank to the Borrower may be set off and applied toward the payment of the Note and/or any other liability of the Borrower to the Bank, whether or not the Note or other liability, or any part thereof, shall then be due.

         SECTION 12. [RESERVED]

         SECTION 13.  GENERAL PROVISIONS.

         13.1 RIGHTS AND REMEDIES OF BANK. No delay or omission of the Bank to exercise any right or power hereunder shall impair such right or power or be construed as a waiver of any default or as acquiescence therein; and any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right or power; and no waiver shall be valid unless in writing signed by the Bank, and then only to the extent specifically set forth in such writing. All rights and remedies hereunder and under any of the other Loan Documents or by law afforded shall be cumulative and all shall be available to the Bank until the Note and all other liabilities of the Borrower to the Bank have been paid in full and all obligations of the Borrower to the Bank have been satisfied.

         13.2 APPOINTMENT. To effectuate the terms and provisions hereof, the Borrower hereby designates and appoints the Bank and each of its designees or agents as attorney in fact of the Borrower, irrevocably and with power of substitution, with authority upon the occurrence of an Event of Default, to: receive, open and dispose of all mail addressed to the Borrower and notify the Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate, endorse the name of the Borrower on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of Collateral that may come into the Bank's possession, sign the name of the Borrower on any invoices, documents, drafts against or notices to Account Debtors or obligors of the Borrower, assignments and requests for verification of accounts, execute proofs of claim and loss, endorsements, assignments or other instruments of conveyance or transfer, adjust and compromise any claims under insurance policies or otherwise, execute releases, and do all other acts and things necessary or advisable in the sole and exclusive discretion of the Bank to carry out and enforce this Agreement, or the Borrower's obligations to the Bank. All acts done under the foregoing authorization are hereby ratified and approved and neither the Bank nor any designee or agent thereof shall be liable for any acts of commission or omission, for any error of judgment or for any mistake of fact or law unless such action is taken by the Bank in wilful disregard of the Borrower's rights under this Agreement or for any act or omission involving gross negligence. This power of attorney being coupled with an interest is irrevocable while any indebtedness shall remain unpaid.

         13.3 FINANCING STATEMENTS; ADDITIONAL DOCUMENTS. The Borrower authorizes the Bank to execute and file one or more financing statements, this Agreement and any other documents, instruments or statements of any kind on its behalf and without the signature of the Borrower in those public offices deemed necessary by the Bank in its sole discretion to perfect and continue the perfection of its security interest in the Collateral and to protect, defend and further assure the grant, validity and perfection thereof. In addition, the Borrower will, at its expense deliver or cause to be delivered such other documents, as the Bank may request to secure payment of the indebtedness referred to herein or to further perfect, protect and defend the security interest granted herein, including, without limitation, any certificate or certificates of title to the Collateral with the security interest of the Bank noted thereon.

         13.4 LITIGATION. In the event of any litigation with respect to any matter connected with this Agreement, the Borrower's obligations to the Bank or the Collateral, Borrower hereby irrevocably consents to the jurisdiction of the Courts of the State of Indiana and of any Federal Court located in such State in connection with any action or proceeding arising out of or relating to such obligations, this Agreement, the Loan Documents or the Collateral. Borrower hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to Borrower at any address of Borrower set forth in this Agreement or appearing on the books and records of the Bank. Borrower so served shall appear or answer to such process within Thirty (30) days after the mailing thereof. Should Borrower so served fail to appear or answer within said Thirty (30) day period, Borrower shall be deemed in default and judgment may be entered by Bank against Borrower for the amount or such other relief as may be demanded in any process so served. In the alternative, in its sole discretion, the Bank may effect service upon Borrower in any other form or manner permitted by law.

         13.5 WAIVER OF VARIOUS RIGHTS. The Borrower hereby waives all rights of valuation and appraisement in connection with or arising out of any of the Loan Documents including without limitation this Agreement and the Note, or the validity, protection, interpretation, collection or enforcement thereof or any other claim or dispute howsoever arising between the Borrower and the Bank. The Borrower waives acceptance or notice of acceptance hereof and agrees that the Agreement, the Note, and all of the other Loan Documents shall be fully valid, binding, effective, and enforceable as of the date hereof even though this Agreement and any one or more of the other Loan Documents which require the signature of the Bank, may be executed by or on behalf of the Bank on other than the date hereof. The Borrower waives notice of presentment, notice of dishonor, demand, protest of all instruments included in or evidencing the Borrower's obligations to the Bank or Collateral. Borrower further waives any right to require the Bank to marshall any assets in favor of the Borrower, any other creditor of the Borrower or any other person claiming any rights by or through the Borrower to any of the Collateral in which the Bank has a security interest. THE BANK AND THE BORROWER HEREBY WAIVE THE RIGHT OF TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

         13.6 BANK'S RESPONSIBILITIES. Beyond the exercise of reasonable care to assure the safe custody of the Collateral while held hereunder, the Bank shall have no duty or liability to preserve rights pertaining thereto, and shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower or Borrower's designee.

         13.7 SURVIVAL. All representations, warranties, and covenants of the Borrower herein or in any certificate, agreement or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the making of Loans and delivery to the Bank of the Note. All statements in any such certificate or other instrument shall constitute warranties and representations hereunder by the Borrower, as the case may be.

         13.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign (whether by operation of law or otherwise) its rights hereunder without the prior written consent of the Bank. The provisions of this Agreement are intended to be for the benefit of any holder, from time to time, of the Note and shall be enforceable by such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by the Bank, its successors or assigns.

         13.9 GOVERNING LAW; SEVERABILITY. This Agreement and the other Loan Documents have been or are being executed and delivered and are intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the laws of the State of Indiana. Whenever possible, each provision of this Agreement or any related agreement or instrument shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this or any related agreement or instrument.

         13.10 HEADINGS; EXHIBITS. The section headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of this Agreement. All agreements and instruments attached hereto as exhibits and referred to herein, including the executed originals thereof, shall be deemed a part of the Agreement.

         13.11 NOTICES. Any notice, request, demand, waiver, consent, approval or other communications which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or by a reputable courier service of national standing (with all expenses of delivery being prepaid) or sent by telegram, facsimile transmission (with confirming hard copy by first class mail sent within twenty-four (24) hours of such transmission) or by registered or certified mail, postage prepaid, as follows:

                If to Bank:                   NBD Bank, N.A.
                                              One Indiana Square
                                              Mail Station 7130
                                              Indianapolis, Indiana  46266
                                              Attention:  Edward R. Salm

                With a required copy to:      Krieg DeVault Alexander & Capehart
                (which shall not              One Indiana Square, Suite 2800
                constitute notice) to:        Indianapolis, Indiana  46204-2017
                                              Attention:  Bradley S. Fuson, Esq.
                                              Telecopy:  (317) 636-1507

                 If to Borrower:              Glas-Craft, Inc.
                                              5845 West 82nd Street, Suite 102
                                              Indianapolis, Indiana  46278
                                              Attention:  Dwight D. Goodman

                 With a required copy         Michael A. Ellis, Esq.
                 (which shall not             Kahn, Kleinman, Yanowitz & Arnson
                 constitute notice) to:       2600 Tower at Erieview
                                              Cleveland, Ohio  44114-1824

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the earlier of actual receipt of three (3) Banking Days after being so delivered, telegraphed, transmitted or mailed.

         13.12 BANKING DAY. If any installment of principal or interest on the Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and such payment will be payable at the applicable rate of interest for the period of such extension.

         13.13 MODIFICATION, COUNTERPARTS. This Agreement may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution. This Agreement may be signed in any number of counterparts each of which shall be considered an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         13.14 CERTIFICATES. Unless otherwise expressly provided, this Agreement and the other Loan Documents, or any notice, request, certificate or statement of the Borrower required or permitted to be made or given under any provisions hereof shall be sufficient when signed by the President or Secretary of the Borrower. The Bank may rely upon the certificate of the Secretary of the Borrower as to the adoption of resolutions by the Board of Directors of the Borrower or as to the incumbency and authority of those officers signing on behalf of the Borrower.

         13.15 INTEREST RATE LIMITATIONS. Notwithstanding anything contained herein to the contrary, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments under the law or laws applicable to the Bank limiting rates of interest which may be charged or collected by the Bank. Any such payments of interest which are not made as a result at the limitation referred to in the preceding sentence shall be made by the Borrower to the Bank on the earliest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

         13.16 OTHER AGREEMENTS. This Agreement and the other Loan Documents shall be construed consistently with each other in order to best effectuate the intent of the Borrower and the Bank in entering into the relationships contemplated by all these agreements. The agreements referenced herein constitute the sole and entire agreement of the parties and no statement or promise has been made with respect to the subject matter of these agreements other than as expressed herein.

In the event of a conflict between the terms of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control, except with respect to the Note, those terms shall control.

         13.17 NO PARTNERSHIP. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any relationship between the Bank and the Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

         13.18 PARTICIPATIONS. Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may at any time enter into participation agreements with one or more participating banks whereby the Bank will allocate certain percentages of its commitments to them. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as inducement to, any such participating bank as well as the Bank, and the Borrower hereby grants to each such participating bank, to the extent of its participation in the Loans, the right to set off deposit accounts maintained by the Borrower with such bank.

         13.19 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not effect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

         13.20 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one in the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first written above.

                                                     GLAS-CRAFT, INC.
                                                       ("Borrower")

                                            By: /s/ Dwight D. Goodman
                                               --------------------------------
                                               Dwight D. Goodman, Secretary

                                                     NBD BANK, N.A.
                                                         ("Bank")

                                            By: /s/ Edward R. Salm
                                               --------------------------------
                                               Edward R. Salm, Vice President

STATE OF INDIANA     )
                     )SS:
COUNTY OF MARION     )

         On this 13th day of May, 1997, before me personally appeared Dwight D. Goodman, the Secretary of Glas-Craft, Inc., the Indiana corporation described in the foregoing instrument and who executed the same, and acknowledged to me that being duly authorized he executed the same as the free and voluntary act of such corporation
                                       /s/ Bradley S. Fuson
                                       ----------------------------------
       NOTARY PUBLIC SEAL              Notary Public
           INDIANA
                                       _______________________ County, Indiana

                                       My Commission Expires:________________



                       --------------------------------
                                 BRADLEY FUSON
                        NOTARY PUBLIC STATE OF INDIANA
                                HAMILTON COUNTY
                       MY COMMISSION EXP. AUG. 28, 1998
                       --------------------------------

                                                                   EXHIBIT 1.12

                            [ON BORROWER LETTERHEAD]

                            CERTIFICATE OF NO DEFAULT

         In compliance with Section 7.2.4 of that certain Credit and Security Agreement by and between GLAS-CRAFT, INC. ("Borrower") and NBD BANK, N.A. ("Bank") dated as of May _____, 1997 ("Agreement"), as the same may be amended from time to time the undersigned hereby certifies that he/she is the duly elected, qualified, and acting of the Borrower, and he further certifies and warrants that as of the date hereof, there exists no Event of Default or Unmatured Event of Default (as such terms are defined in the Agreement) under any of the terms and conditions of the Agreement, except as set forth below:

         The Borrower has taken or plans to take the following action with respect to the Event of Default or Unmatured Event of Default described above:

         The representations and warranties of the Borrower contained in the Agreement, including those contained in Section 5 thereof, continue to be true as of the date hereof, except that the representations and warranties in Section
5.3 of the Agreement shall be deemed given with respect to the financial statements accompanying this certificate as of the date of such financial statements.

         The Borrower's records indicate that as of the date hereof, the principal balance of advances under the Line of Credit totals $ and that the total outstanding indebtedness under the Line of Credit does not exceed the amount available under the Borrowing Base set forth in Section 2.1 of the Agreement.

         IN WITNESS WHEREOF, the undersigned has set his/her hand for and on behalf of the Borrower this ______ day of _______________, 199__.

                                            GLAS-CRAFT, INC.

                                            By:______________________________

                                            Printed:_________________________

                                            Title:___________________________

                                  EXHIBIT 5.7

                                PERMITTED LIENS



       1. Ameritech Credit Corporation, UCC dated October 22, 1992, selected telephone and other telecommunication equipment as supplemented by UCC dated November 13, 1995.

       2. IBM Credit Corp., UCC dated November 1, 1993, selected computer equipment.

       3. International Software Finance Corp. UCC dated November 10, 1995--computer workstation and software.

                                  EXHIBIT 5.10

                       EMPLOYEE BENEFIT PLANS DESCRIPTION

 1)    Glas-Craft, Inc. Employee Profit Sharing savings plan (401K Plan)

             -  Plan Administrator - Glas-Craft, Inc.
             -  Trustee - Irwin Union Bank & Trust
             - Employer Match - Employer will contribute an amount equal to 100% of the first 2% of employees compensation, 50% of the next 2% of employee compensation.

2) Flexible Benefits Plan (Cafeteria Plan)
   Allows Employees to pay certain benefits with pretax dollars

        Plan Administrator - Glas-Craft, Inc.
        Benefits Provided:

             -  Group Medical Insurance
             -  Disability Income - Short Term
             -  Cancer Insurance
             -  Group Term Life
             -  Intensive Care Insurance
             -  Medical Care Expense Reimbursement
             -  Dependent Care Expense Reimbursement

                             EXHIBIT 5.12

                       BORROWER'S BUSINESS LOCATIONS

5845 W. 82nd Street, Suite 102,Indianapolis, IN 46278, Approx. 32,000 Sq. Ft. 5954 W. 71st Street, Indianapolis, IN 46278, Approx. 2,700 Sq. Ft.

                                EXHIBIT 5.12-A

                               LEGAL DESCRIPTION

                                      None